Infosmart Group, Inc.

March 23, 2010

Via Electronic Mail

KWOK CHUNG LIT
Flat E,17th Floor, EGL Tower,
83 Hung To Road,
Kwun Tong,
Kowloon

Re:           Chief Executive Officer - Offer Letter

Dear Mr. Kwok Chung Lit :

Infosmart Group, Inc. (the “Company”), is pleased to offer you a Chief Executive Officer. The position is to oversee or direct the operational & management affairs of the Company.

Should you chose to accept this position as a Chief Executive Officer, this letter shall constitute an agreement between you and the Company (the “Agreement”) and contains all the terms and conditions relating to the services you are to provide.

1.    Term. This Agreement shall be commencing on March 23, 2010 (the “Effective Date”).  The terms and provisions of this agreement shall remain in full force and effect unless otherwise revised on such terms as mutually agreed to by you and the Company.

2.    Services. You shall render services in the area of overseeing or directing the Company’s operational & management affairs (hereinafter your “Duties”). This agreement may be terminated immediately, without Company prior notice or payment in lieu of notice if at any time Mr. Kwok: (1) becomes physically or mentally disabled whether totally or partially so that he is substantially unable to perform his duties for a period of one month or for 30 days in the aggregate in any period of six consecutive months; (2) is convicted of a criminal offense, except one which in the reasonable of the Board does not affect his position with the Company at the time of such conviction; (3) commits repeated or continued (after warning) any persistent or material breach of the employment agreement; (4) is guilty of willful neglect in discharging his duties or commits any grave misconduct which in the absolute opinion of the Board tends to bring himself or the Company into disrepute; or (5) commits an act of bankruptcy or compounded with his creditors generally or is guilty of conduct which would make his continued appointment prejudicial to the interests of the Company.

3.    Services for Others.   The agreement also contains restrictive covenants preventing competition with Infosmart during his employment and for a period of 12 months after termination, and also covenants preventing the use or disclosure of confidential business information, except in connection with the performance of his duties for the Company, during or at any time after termination of his employment.  You will be free to represent or perform services for other persons during the term of this Agreement. However, you agree that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.    Compensation. In consideration for your service as Chief Executive Officer, the Company agrees to pay you the compensation (the “Annual Compensation”) for fixed salary HK$480,000 per year or approximately US$61,538.46 per year.  Such salary is subject to an annual review by the Board of Directors (“Board”) at a time determined by the Board

The Company agrees to reimburse you for reasonable expenses that you incur in connection with the performance of your duties as a Chief Executive Officer of the Company.

Under the terms of the agreement, Mr. Kwok is also entitled to receive reimbursements for all reasonable business, office personnel, company-related entertainment and travel expenses that he incurs or he pays for on behalf of the Company in accordance with the Company’s expense reimbursement policy. Further, the agreement provides Mr. Kwok with employee insurance, mandatory provident fund benefits and, after completion of the three-month probation period, medical insurance.

5.    No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

6.    Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.    Definition. For purposes of this Agreement the term “Confidential Information” means:

i.    Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.    Any information which is related to the business of the Company and is generally not known by non-Company personnel.

iii.    By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b.    Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i.    Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this agreement, or any other agreement requiring confidentiality between the Company and you;

ii.    Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.    Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c.    Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand or upon termination of this agreement.

d.    No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of his business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this agreement.

7.    Entire Agreement; Amendment; Waiver. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

INFOSMART GROUP, INC.

By:
Seto Man Fai
Chief Executive Officer
AGREED AND ACCEPTED:

________________________
KWOK CHUNG LIT